CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 82 to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. and to the use of our report dated February 27, 2026 on the financial statements and financial highlights of the Spirit of America Real Estate Income and Growth Fund, Spirit of America Large Cap Value Fund, Spirit of America Municipal Tax Free Bond Fund, Spirit of America Income Fund, and Spirit of America Utilities Fund, each a series of shares of Spirit of America Investment Fund, Inc., appearing in Form N-CSR for the year ended December 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2026